CAP(G) - KKM LOAN AGREEMENT


     THIS AGREEMENT (this "Agreement") is dated 7 February 2000 BETWEEN

     (1) CLOSED TYPE JSC KARAKUDUKMUNAY, a company organised and existing under the laws of the Republic of Kazakhstan, ("KKM"); and

     (2) CENTRAL ASIAN PETROLEUM (GUERNSEY) LIMITED, a company organised and existing under the laws of Guernsey, (the "Investor").

                                 RECITALS

     (A) KazakOil, Korporatsiya Mangistau Terra International and the Investor entered into a Foundation Agreement on June 12, 1997 (as the same may be amended from time to time, the "Foundation Agreement") pursuant to which the Investor has agreed to make certain investments in KKM for the purpose of funding the exploration, development, production and sale of hydrocarbons from the Agreement Field (as defined therein) (the "Project").

     (B) Pursuant to the terms of the Foundation Agreement and the Petroleum Agreement dated August 30, 1995 (as the same may be amended from time to time, the "Petroleum Agreement") between KKM and the Ministry of Oil and Gas Industries of the Republic of Kazakhstan, it has been agreed that the Investor will be entitled to receive repayment of all such investments by means of Investment Recovery as specified in the Petroleum Agreement.

     (C) The Investor has made investments in KKM for the purposes of the Project pursuant to the terms of the Foundation Agreement and the Petroleum Agreement amounting in aggregate to $31,238,000 as of 1 January 2000 (each an "Existing Investment" and collectively the "Existing Investments").

     (D) The Investor has made additional investments in KKM for the purposes of the Project since 1 January, 2000 and intends to continue to make such investments (each such investment an "Additional Investment" and collectively the "Additional Investments").

     (E) The Investor and KKM have agreed to confirm in this Agreement the terms and conditions upon which the Existing Investments and the Additional Investments are made.

IT IS HEREBY AGREED as follows:

1.   Definitions

     In this Agreement, the following terms have the meanings given to them in this Clause 1:

     "Borrowing Rate" means, at any time,  the aggregate of:

          (i) the rate of interest per annum for a deposit in United States dollars for one night offered in the London interbank market to leading banks by Citibank N.A., London Branch on the fifteenth day of each month at 11a.m. (London time) and published by the Financial Times newspaper in London, provided that if such fifteenth day would otherwise fall on a day which is not a Business Day, the immediately succeeding Business Day shall be the date for determining such rate of interest; and

          (ii) 1 % per annum.

     "Business Day" means a day (other than a Saturday or a Sunday) when banks and foreign exchange markets are generally open for business in London.

     "CAP(G) Receipts Account" means the account of the Investor with ABN AMRO Bank N.V., London branch and designated as the "CAP(G) Receipts Account".

     "Existing Interest Amount" has the meaning assigned to it in Clause
2.2(b).

     "Gross Revenues" means all revenues, income, receipts or gains from whatever source received by KKM other than the Principal Investments.

     "Investor's Share"  has the meaning assigned to it in Clause 2.3(b).

     "KKM Proceeds Account" means the account of KKM held with ABN AMRO Bank N.V., London branch and designated as the "KKM Proceeds Account".

     "Principal Investments" means, collectively, the Existing Investments and the Additional Investments for the time outstanding or, as the context so requires, an Existing Investment or an Additional Investment for the time being outstanding.

     "Quarterly Date" means 31 March, 30 June, 30 September and 31 December in any year provided that if any such day is not a Business Day, the Quarterly Date which would otherwise fall on that day shall fall on the immediately succeeding Business Day.

     "Total Interest Amount"  has the meaning assigned to it in Clause
2.2(d).

2.   Terms

     KKM and the Investor confirm and agree as follows:

     2.1  Disbursements

     Any Additional Investments made on or after the date of this Agreement by the Investor to KKM shall be deposited into KKM Proceeds Account.

     2.2  Interest

     (a) Interest shall be deemed to have accrued from day to day on the principal amount of each Principal Investment from the date made up to but not including the date of this Agreement at the Borrowing Rate from time to time.

     (b) The aggregate amount of interest deemed to have accrued on the Existing Investments up to and including 1 January 2000 equals $3,450,000 (the "Existing Interest Amount").

     (c) On and with effect from the date of this Agreement, interest shall accrue from day to day on the principal amount of each Principal Investment at the Borrowing Rate applicable from time to time in respect of the Principal Investments and from the date made, in respect of any Additional Investment.

     (d) Interest accrued under Clause 2.2(a) and (c) on and with effect from 2 January 2000 shall be added to the Existing Interest Amount and such aggregated amount (the "Total Interest Amount") shall be payable in accordance with Clause 2.3.

     2.3  Investment Recovery

     (a) Each of the Investor and KKM jointly and severally acknowledges that as at 1 January, 2000 (i) the Existing Investments amount in aggregate to $31,238,000 and (ii) the Existing Interest Amount is $3,450,000.

     (b) Subject to Clause 2.3(c) and (g), until the Principal Investments and Total Interest Amount have been irrevocably repaid and discharged in full and all other amounts owing to the Investor under or pursuant to the terms of this Agreement have been paid, KKM agrees that on each Quarterly Date KKM shall pay to the Investor 59.8% of the Gross Revenues received by KKM during the immediately preceding three month period ending on such Quarterly Date (the "Investor's Share") which shall be applied by the Investor, first, towards payment of the Total Interest Amount and second, towards repayment of the Principal Investments and all other amounts owing to the Investor under or pursuant to the terms of this Agreement.

     (c) The Investor may, at its sole discretion, elect not to recover from KKM some or all of the Investor's Share to which it is entitled on a Quarterly Date. For the avoidance of doubt, the Principal Investments and the Total Interest Amount shall not be reduced by the portion of the Investor's Share which the Investor elects not to recover on any Quarterly Date.

     (d) All payments to the Investor hereunder shall be made in United States dollars for value on the due date without set off or counterclaim to the CAP(G) Receipts Account.

     (e) The party making a payment to another party under this Agreement shall promptly notify the other party that the payment has been made and the other party shall, on receipt, promptly notify the paying party that payment has been received.

     (f) The Investor shall maintain a record of the amounts from time to time owing by KKM under this Agreement. Such record shall be prima facie evidence as to the existence and amounts owing by KKM under this Agreement. The Investor shall deliver a statement to KKM five Business Days after each Quarterly Date detailing the amounts owing to the Investor under this Agreement at that time.

     (g) If a notice is served on Chaparral Resources, Inc. pursuant to clause 18.31 of the Loan Agreement dated 1 November 1999 between, inter alia, Chaparral Resources, Inc., KKM, the Facility Agent and the Lenders (as such terms are defined therein), the Principal Investments, the Total Interest Amount and all other amounts owing to CAP(G) under or pursuant to the terms of this Agreement shall become immediately due and payable.

3.   Withholding of Fiscal Obligations

     (a) All sums payable by KKM under this Agreement shall be paid in full without any restriction or condition and, except to the extent required by any law, free and clear of any deduction or withholding on account of any Fiscal Obligation (as defined in the Petroleum Agreement) or otherwise. If KKM is required by any law to make any such deduction or withholding, KKM shall, together with the relevant payment, pay such additional amount as will ensure that the Investor receives and is entitled to retain, free and clear of any such deduction or withholding, the full amount which it would have received if no such deduction or withholding had been required.

     (b) Without limiting Clause 3(a), if the Investor is required by law to make any payment on account of tax (not being, in the case of the Investor, a tax imposed on and calculated by reference to the overall net income paid to and received by it in the jurisdiction in which it is incorporated or in which it is, for the time being, situated) or otherwise on or in relation to any sum received or receivable under this Agreement by the Investor (including any sum received or receivable under this Clause 3) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Investor, KKM shall, upon demand by the Investor, promptly indemnify the Investor against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

     (c) If, at any time, KKM is required by any law to make any deduction or withholding from any sum payable by it under this Agreement (or there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), it shall promptly supply to the Investor details of such requirement or change.

     (d) If KKM makes any payment under this Agreement in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Investor, within ten days of receiving a receipt for such payment from the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of the Investor's payment.

4.   Binding Agreement

     (a) This Agreement shall be binding upon and inure to the benefit of each party to this Agreement and its successors and assigns.

     (b) KKM may not assign, transfer, novate or dispose of any of, or any interest in, its rights or obligations under this Agreement.

     (c) The Investor may, at its own cost, transfer all or part of its rights or obligations under this Agreement.

5.   Remedies and Waivers

     (a) Time is of the essence of each party's obligations under this Agreement but no failure to exercise, nor any delay in exercising, on the part of one party to this Agreement, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Either party may agree to any waiver of any of its rights or remedies under this Agreement on such terms as it sees fit.

     (b) If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement under the law of that jurisdiction nor the legality, validity or enforceability of that or any other provision of this Agreement under the law of any other jurisdiction shall in any way be affected or impaired thereby unless the effect of the foregoing would be substantially to alter the rights and obligations of the parties originally agreed.

6.   Notices

     (a) All notices or other communications shall be given in writing or by facsimile. Any such notice shall be deemed to be given, if in writing, when delivered and if by facsimile, when received. However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt shall only be deemed to be given on the next working day in that place.

     (b)  The address and facsimile number of KKM is:

               Closed Type JSC Karakudukmunay,
               Micordistrict 3, Building 82 Aktau,
               Republic of Kazakhstan
               Attention:     Financial Diretor
               Facsimile:     (7-3292) 518 336

or such other as KKM may notify to the Investor by not less than five Business Days' notice.

     (ii) The address and facsimile number of the Investor is:

               Central Asian Petroleum (Guernsey) Limited
               c/o Chapparal Resources, Inc.
               16945 Northchase Drive, Suite 1440
               Houston, Texas 77060, USA
               Attention:     Director
               Facsimile:     (281) 877 0985

or such other as the Investor may notify to the KKM by not less than five Business Days' notice.

     (b) Any notice or other communication given by or to KKM or the Investor shall be copied to Chaparral Resources, Inc..

7.   Amendment

     No amendment, modification or waiver to this Agreement shall be valid unless it is in writing and signed by KKM and the Investor.

8.   Law and Jurisdiction

     8.1  English Law

     This Agreement shall be governed by English law.

     8.2  Jurisdiction

     (a) KKM irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together in this Clause 8 referred to as "proceedings") arising out of or in connection with this Agreement may be brought in such courts, subject to the option referred to in Clause 8.6.

     (b) KKM irrevocably waives and agrees not to raise any objection which it may have now or hereafter to the laying of the venue of any proceedings in any such court as is referred to in this Clause 8.2 and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum and further irrevocably agrees that a judgment in any proceedings brought in the English courts shall be conclusive and binding upon each of the parties and may be enforced in the courts of any other jurisdiction.

     (c) Nothing contained in this Clause 8.2 shall limit the right of the Investor to take proceedings against KKM in any other court of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

     8.3  Process Agent

     KKM hereby irrevocably and unconditionally (a) appoints Law Debenture Corporate Services Limited, whose address is at Princes House, 95 Gresham Street, London EC2V 7LY, England as its process agent to receive, for and on its behalf, service of process in England in any proceedings with respect to this Agreement, (b) agrees that failure by any such process agent to give notice of such process to it shall not impair the validity of such service or of any judgment based thereon and agrees that nothing in this Agreement shall affect the right of the Investor to serve process in any other manner permitted by law.

     8.4  Waiver of Immunity

     To the extent that KKM may now or hereafter be entitled, in any jurisdiction in which proceedings may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertaking, properties, assets or revenues present or future any immunity (sovereign or otherwise) from suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, banker's lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to KKM, any such immunity (whether or not claimed), KKM hereby to the fullest extent permitted by applicable law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable law waives, any such immunity.

     8.5  Consent to Enforcement

     KKM consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

     8.6  Arbitration

     If any dispute arises in relation to this Agreement, including any question as to existence, validity or termination, such dispute shall, at the option only of the Investor, be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration which are applicable at the time of reference to the arbitration and are deemed to be incorporated by reference into this Clause
8.6. Such arbitration shall take place in London, England and shall be conducted by three arbitrators, one of whom shall be nominated by KKM, one by the Investor and the third to be agreed between the two arbitrators so nominated and in default he shall be nominated by the President of the London Court of International Arbitration. The language in which such arbitration shall be conducted shall be English. Any award rendered shall be final and binding on the parties thereto and may be entered into any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. No party may appeal to any court from any award or decision of the arbitral tribunal and, in particular, but without limitation, no applications may be made under section 45 of the Arbitration Act 1996 and no appeal may be made under section 69 of the said Act.



     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

                                   CLOSED TYPE JSC KARAKADUKMUNAY,

                                   By:  /S/ NIKOLAI D. KLINCHEV
                                        -----------------------------
                                   Name: Nikolai D. Klinchev
                                   Title: General Director

                                   By:  /S/ RICHARD J. MOORE
                                        -----------------------------
                                   Name: Richard J. Moore
                                   Title: Finance Director

                                   CENTRAL ASIAN PETROLEUM (GUERNSEY)
                                   LIMITED,

                                   By:  /S/ JAMES A. JEFFS
                                        -----------------------------
                                   Name: James A. Jeffs
                                   Title: Director

                                   In the presence of:

                                   /S/ MARK S. CROFT
                                  -----------------------------
                                   Witness
                                   Name:  Mark S. Croft